Exhibit 99.1

GameStop Reports Second Quarter Fiscal 2019 Results

Outlines Core Tenets of New Strategic Plan and Doubles Operating Profit Improvement Goal to Exceed $200 Million on Run-Rate Basis by 2021

Grapevine, Texas (September 10, 2019)—GameStop Corp. (NYSE: GME), today reported sales and earnings for the second quarter ended August 3, 2019. The company also introduced the core tenets of its GameStop Reboot strategic plan for the future.

George Sherman, GameStop’s chief executive officer said, “We are committed to acting with a sense of urgency to address the areas of the business that are critical to achieving long-term success and value creation for all our stakeholders. We will set GameStop on the correct strategic path and fully leverage our unique position and brand in the video game industry. Our strategic plan is anchored on four tenets which include, optimizing the core business by driving efficiency and effectiveness, creating the social and cultural hub of gaming within each GameStop, building compelling digital capabilities, and transforming our vendor and partner relationships for an evolving video game industry. This is a compelling new strategic vision for the company, and we’ve already started to execute against all four pillars. We also remain committed to returning capital to shareholders and balancing that opportunity against the need to maintain a strong balance sheet to properly run our business and invest in responsible growth.”

GameStop Reboot—Strategic Update
As part of its go-forward plans, the company’s leadership outlined a strategy to improve the financial performance of the business and implement a series of initiatives that will support the long-term success of the business and value creation for stakeholders.
The four pillars to the strategic plan include:

•
Optimize the Core: Optimize the core business by improving efficiency and effectiveness across the organization, including cost restructuring, inventory management optimization, adding and growing high margin product categories, and rationalizing the global store base.

•
Become the Social / Cultural Hub for Gaming: Create the social and cultural hub of gaming across the GameStop platform by testing and improving existing core assets including the store experience, knowledgeable associates and the PowerUp Rewards loyalty program.

•
Build Digital Platform: Build compelling digital capabilities, including the recent relaunch of GameStop.com, to reach customers more broadly across the omni-channel platform and give them the full spectrum of content and access to products they desire.

•	Transform Vendor Partnerships: Transform our vendor and partner relationships to unlock additional high-margin revenue streams and optimize the lifetime value of every customer.

Second Quarter Results
Jim Bell, GameStop’s chief financial officer said, “While we experienced sales declines across a number of our categories during the quarter, these trends are consistent with what we have historically observed towards the end of a hardware cycle. We will continue to manage the underlying businesses to produce meaningful cash returns, while maintaining a strong balance sheet and investing responsibly in our strategic initiatives.”
GameStop’s second quarter total global sales decreased 14.3% (13.1% in constant currency) to $1.3 billion, resulting in a consolidated comparable store sales decrease of 11.6%.

•	New hardware sales decreased 41.1%, reflective of recent announcements for next generation console launches in 2020.

•	New software sales decreased 5.3%, with growth in Nintendo Switch software titles more than offset by weaker title launches across other consoles in the quarter compared to last year.

•	Accessories sales decreased 9.5%.

•	Pre-owned sales declined 17.5% with declines in hardware and software.

•	Digital receipts decreased 11.2% to $227.2 million due to weaker title launches in the quarter compared to last year.

•	Collectibles sales increased 21.2%, with continued strong double-digit growth in both domestic and international stores.
GameStop’s second quarter GAAP net income (loss) was ($415.3) million, or ($4.15) per diluted share, compared to net income (loss) of ($24.9) million, or ($0.24) per diluted share, in the prior-year quarter, which included the Spring Mobile business. Second quarter fiscal 2019 results include asset impairment charges and other items of $400.9 million ($381.6 million net of taxes), or $3.82 per diluted share, primarily related to impairment of goodwill. Second quarter fiscal 2018 results included a non-operating tax charge of $29.6 million, or $0.29 per diluted share.

Excluding the $400.9 million of impairment charges and other items, GameStop's adjusted net income (loss) from continuing operations for the second quarter was ($32.0) million or ($0.32) per diluted share, compared to net income (loss) from continuing operations of ($10.2) million, or ($0.10) per diluted share, in the prior-year quarter.
A reconciliation of non-GAAP results, including adjusted net income (loss) from continuing operations and adjusted operating earnings from continuing operations, to its most directly comparable GAAP financial measure is included with this release (Schedule III).
Capital Allocation Update
On July 10, 2019, GameStop completed a modified Dutch auction tender offer to purchase 12,000,000 shares of its common stock at $5.20 per share for an aggregate cost of $62.4 million, excluding fees and expenses. The company is committed to returning excess capital to shareholders as appropriate and currently has approximately $237 million remaining under the existing share repurchase authorization. During the quarter, the company reduced its outstanding debt by $49.8 million, bringing the year-to-date reduction in debt to $401.7 million with $419.1 million of long-term debt remaining on the balance sheet at quarter end.
2019 Outlook
As previously announced, GameStop is currently implementing a cost-savings and operating profit improvement initiative designed to strengthen the organization for the future and support long-term improved financial performance and profitability, which include supply chain efficiencies, operational improvements, expense savings and pricing and promotion optimization. The company now expects to achieve annualized operating profit improvement in excess of $200 million, an increase from its initial estimate of approximately $100 million.
The company is providing the following guidance for full fiscal year 2019:

Comparable Store Sales	A decline in the low-teens
Adjusted (Non-GAAP) Income Tax Rate*	Approximately 27%
Adjusted (Non-GAAP) Earnings Per Share (diluted)*	$1.15 to $1.30
Capital Expenditures	$90 million to $95 million
*A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.
Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for September 10, 2019 at 5:00 p.m. ET to discuss the company’s financial results. The phone number for the call is 888-254-3590 and the confirmation code is 2950173. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.
About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates over 5,700 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company's consumer product network also includes www.gamestop.com and Game Informer® magazine, the world's leading print and digital video game publication.
General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.
Non-GAAP Financial Measures and Other Metrics
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP financial measures, such as adjusted operating earnings (loss), adjusted net income (loss), adjusted earnings per share, adjusted income tax rate and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance across reporting periods by excluding items we do not believe are indicative of our core business or affect comparability. Adjusted operating earnings (loss), adjusted net income (loss), adjusted earnings per share and adjusted income tax rate exclude the effect of items such as goodwill and asset impairments, store closure costs, severance, non-operating tax charges, as well as acquisition and divestiture costs, and transformation costs. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Accordingly, we believe that our presentation of amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements. Our definition and calculation of non-GAAP financial measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results. Additionally, GameStop uses “digital receipts” as an operating metric and defines it as the retail value paid by the customer for digital content sold individually or bundled with non-digital products and sales of subscriptions to our Game Informer magazine in digital form. The vast majority of our digital receipts come from digital products that are sold individually rather than bundled with other products. Under GAAP, we recognize the sale of these digital products on a net basis, whereby the commissions earned are recorded to revenue rather than the full retail price paid by the customer. We believe this operating metric is useful in understanding the size and performance of our digital business in comparison to measures of the overall digital industry revenues and our other video game product categories.
Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s expectations for fiscal 2019, future financial and operating results, projections, expectations and other statements that are not historical facts. All statements regarding targeted and expected benefits of our transformation, capital allocation, profit improvement and cost-savings initiatives, and expected fiscal 2019 results, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the uncertain impact, effects and results of pursuit of operating, strategic, financial and structural initiatives, including the Reboot strategic plan; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; our inability to obtain sufficient quantities of product to meet consumer demand, including due to supply chain disruptions on account of trade restrictions, political instability, labor disturbances and product recalls; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to assess and implement technologies in support of our omnichannel capabilities; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executives and other key personnel and our ability to attract and retain qualified employees in all areas of the organization; changes in consumer preferences and economic conditions; increased operating costs, including wages; disruptions to our information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; risks associated with international operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; our use of proceeds from the sale of our Spring Mobile business; and unexpected changes in the assumptions underlying our outlook for fiscal 2019. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended August 3, 2019	13 weeks ended August 4, 2018
Net sales	$1,285.7	$1,501.1
Cost of sales	886.6	1,031.1
Gross profit	399.1	470.0
Selling, general and administrative expenses	459.3	441.5
Depreciation and amortization	22.6	27.0
Goodwill impairments	363.9	—
Operating (loss) earnings	(446.7)	1.5
Interest expense, net	7.0	13.9
Loss from continuing operations before income taxes	(453.7)	(12.4)
Income tax (benefit) expense	(40.1)	27.4
Net loss from continuing operations	(413.6)	(39.8)
(Loss) income from discontinued operations, net of tax	(1.7)	14.9
Net loss	$(415.3)	$(24.9)

Basic (loss) earnings per share:
Continuing operations	$(4.14)	$(0.39)
Discontinued operations	(0.02)	0.15
Basic (loss) earnings per share	$(4.15)	$(0.24)

Diluted (loss) earnings per share:
Continuing operations	$(4.14)	$(0.39)
Discontinued operations	(0.02)	0.15
Diluted (loss) earnings per share	$(4.15)	$(0.24)

Dividends per common share	$—	$0.38

Weighted-average common shares outstanding:
Basic	100.0	102.1
Diluted	100.0	102.1

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	69.0	68.7
Gross profit	31.0	31.3
Selling, general and administrative expenses	35.6	29.4
Depreciation and amortization	1.8	1.8
Goodwill impairments	28.3	—
Operating (loss) earnings	(34.7)	0.1
Interest expense, net	0.6	1.0
Loss from continuing operations before income taxes	(35.3)	(0.9)
Income tax (benefit) expense	(3.1)	1.8
Net loss from continuing operations	(32.2)	(2.7)
(Loss) income from discontinued operations, net of tax	(0.1)	1.0
Net loss	(32.3)%	(1.7)%

	26 weeks ended August 3, 2019	26 weeks ended August 4, 2018
Net sales	$2,833.4	$3,286.9
Cost of sales	1,963.1	2,285.8
Gross profit	870.3	1,001.1
Selling, general and administrative expenses	889.9	897.6
Depreciation and amortization	45.7	55.5
Goodwill impairments	363.9	—
Operating (loss) earnings	(429.2)	48.0
Interest expense, net	14.7	27.6
(Loss) earnings from continuing operations before income taxes	(443.9)	20.4
Income tax (benefit) expense	(37.8)	39.8
Net loss from continuing operations	(406.1)	(19.4)
(Loss) income from discontinued operations, net of tax	(2.4)	22.7
Net (loss) income	$(408.5)	$3.3

Basic (loss) earnings per share:
Continuing operations	$(4.01)	$(0.19)
Discontinued operations	(0.02)	0.22
Basic (loss) earnings per share	$(4.04)	$0.03

Diluted (loss) earnings per share:
Continuing operations	$(4.01)	$(0.19)
Discontinued operations	(0.02)	0.22
Diluted (loss) earnings per share	$(4.04)	$0.03

Dividends per common share	$0.38	$0.76

Weighted-average common shares outstanding:
Basic	101.2	101.9
Diluted	101.2	101.9

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	69.3	69.5
Gross profit	30.7	30.5
Selling, general and administrative expenses	31.4	27.3
Depreciation and amortization	1.6	1.7
Goodwill impairments	12.8	—
Operating (loss) earnings	(15.1)	1.5
Interest expense, net	0.6	0.9
(Loss) earnings from continuing operations before income taxes	(15.7)	0.6
Income tax (benefit) expense	(1.4)	1.2
Net loss from continuing operations	(14.3)	(0.6)
(Loss) income from discontinued operations, net of tax	(0.1)	0.7
Net (loss) income	(14.4)%	0.1%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	August 3, 2019	August 4, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$424.0	$272.8
Receivables, net	122.4	121.8
Merchandise inventories, net	948.9	1,130.6
Prepaid expenses and other current assets	143.2	159.5
Assets held for sale	29.1	640.1
Total current assets	1,667.6	2,324.8
Property and equipment, net	312.0	325.8
Operating lease right-of-use assets	769.7	—
Deferred income taxes	157.8	153.6
Goodwill	—	1,337.9
Other noncurrent assets	80.8	140.3
Total assets	$2,987.9	$4,282.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$368.3	$535.8
Accrued and other current liabilities	593.7	714.3
Current portion of operating lease liabilities	240.3	—
Liabilities held for sale	14.5	40.7
Total current liabilities	1,216.8	1,290.8
Long-term debt, net	419.1	819.2
Operating lease liabilities	523.9	—
Other long-term liabilities	18.4	68.2
Total liabilities	2,178.2	2,178.2
Stockholders’ equity	809.7	2,104.2
Total liabilities and stockholders’ equity	$2,987.9	$4,282.4

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 3, 2019		August 4, 2018
	Net	Percent	Net	Percent
Net Sales (in millions):	Sales	of Total	Sales	of Total

New video game hardware (1)	$175.6	13.7%	$298.3	19.9%
New video game software	285.0	22.2%	300.9	20.0%
Pre-owned and value video game products	373.1	29.0%	452.1	30.1%
Video game accessories	169.6	13.2%	187.3	12.5%
Digital	36.3	2.8%	40.2	2.7%
Collectibles	171.8	13.4%	141.7	9.4%
Other (2)	74.3	5.7%	80.6	5.4%

Total	$1,285.7	100.0%	$1,501.1	100.0%

(1)    Includes sales of hardware bundles, in which physical hardware and digital or physical software are sold together as a single SKU.
(2)    Includes mobile and consumer electronics sold through our Simply Mac branded stores. Also includes sales of PC entertainment software, interactive game figures, strategy guides, mobile and consumer electronics sold through our video game brands, and revenues from PowerUp Pro loyalty members receiving Game Informer magazine in print form.

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 3, 2019		August 4, 2018
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware (1)	$17.0	9.7%	$34.6	11.6%
New video game software	59.8	21.0%	67.9	22.6%
Pre-owned and value video game products	159.6	42.8%	197.5	43.7%
Video game accessories	61.0	36.0%	62.7	33.5%
Digital	32.7	90.1%	36.3	90.3%
Collectibles	48.0	27.9%	45.1	31.8%
Other (2)	21.0	28.3%	25.9	32.1%

Total	$399.1	31.0%	$470.0	31.3%

(1)    Includes sales of hardware bundles, in which physical hardware and digital or physical software are sold together as a single SKU.
(2)    Includes mobile and consumer electronics sold through our Simply Mac branded stores. Also includes sales of PC entertainment software, interactive game figures, strategy guides, mobile and consumer electronics sold through our video game brands, and revenues from PowerUp Pro loyalty members receiving Game Informer magazine in print form.

Non-GAAP results
The following table reconciles the Company's operating earnings, net income and earnings per share as presented in its unaudited consolidated statements of operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its adjusted operating earnings, net income and earnings per share. The diluted weighted-average shares outstanding used to calculated adjusted earnings per share for the 26 weeks ended August 4, 2018 differs from GAAP weighted -average shares outstanding and assumes the inclusion of 0.2 million common stock equivalents associated with restricted stock awards for the 26 weeks ended August 4, 2018. Under GAAP, basic and diluted weighted-average shares outstanding are the same in periods where there is a net loss.

GameStop Corp.
Schedule III
(in millions, except per share data)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Adjusted Operating (Loss) Earnings
Operating (loss) earnings	$(446.7)	$1.5	$(429.2)	$48.0
Goodwill impairments	363.9	—	363.9	—
Transformation costs	16.7	—	16.7	—
Severance and other	20.3	—	20.3	11.2
Adjusted operating (loss) earnings	$(45.8)	$1.5	$(28.3)	$59.2

Adjusted Net (Loss) Income
Net (loss) income	$(415.3)	$(24.9)	$(408.5)	$3.3
Loss (income) from discontinued operations	1.7	(14.9)	2.4	(22.7)
Net loss from continuing operations	$(413.6)	$(39.8)	$(406.1)	$(19.4)
Goodwill impairments	363.9	—	363.9	—
Transformation costs	16.7	—	16.7	—
Severance and other	20.3	—	20.3	11.2
France tax audit/tax legislation	—	29.6	—	29.6
Tax effect of non-GAAP adjustments	(19.3)	—	(19.3)	(1.5)
Adjusted net (loss) income	$(32.0)	$(10.2)	$(24.5)	$19.9

Adjusted (loss) earnings per share
Basic	$(0.32)	$(0.10)	$(0.24)	$0.20
Diluted	$(0.32)	$(0.10)	$(0.24)	$0.20

Number of shares used in adjusted calculation
Basic	100.0	102.1	101.2	101.9
Diluted	100.0	102.1	101.2	102.1

Contact
GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com